Exhibit 10.43

November 13, 2012

Dr. Robin L. Smith
930 Fifth Avenue
Suite 8H
New York, NY 10021

Dear Robin:

This letter is being written to serve as an amendment to the employment agreement between you and NeoStem, Inc. (the "Company") dated as of May 26,2006 (as amended on each of January 26,2007, September 27,2007, January 9, 2008, August 29,2008, July 29,2009 and April 4, 2011) pursuant to which you serve as the Company's Chairman of the Board and Chief Executive Officer (the "Agreement"). Except as set forth herein, the Agreement shall remain unchanged. Initially capitalized terms used herein but not defined herein shall have the meaning set forth in the Agreement.

1.	Extension of Term.

The Term of the Agreement is hereby extended from December 31, 2012 to December 31,2014.

2.	Base Salary.

On January 1, 2013 your annual Base Salary shall be increased to $495,000.00 and remain as such through December 31,2014.

3.	Cash Bonus.

You shall be eligible to receive a cash bonus for each of 2013 and 2014 with the bonus payable on November 10 of each year. The target amount of each such bonus shall be 50% of your annual Base Salary assuming good progress toward the accomplishment of objectives set for you and the Company by the Compensation Committee, and with the potential of a higher annual bonus, up to 100% of your Base Salary, for extraordinary or exceptional progress and performance, as determined in the sole judgment and discretion of the Company's Compensation Committee. You also shall be eligible to receive stock grants and option awards as may be determined by the Company's Compensation Committee.

4.	Effect of Non-Renewal.

Notwithstanding anything in the Agreement to the contrary, a failure to renew the Agreement at the end of the term (as extended by this amendment), regardless of the reason therefor, shall be treated for all purposes under the Agreement as a termination by the Company Without Cause (as defined below).

5.	Severance.

Section 7(b) of the Agreement is hereby amended to read in its entirety as follows:

(b)Termination of Your Employment by the Company Without Cause or Voluntary Termination by You With Good Reason. If the Company terminates your employment without Cause or if you terminate your employment with Good Reason, the following shall apply:

(i)The Company shall pay you the Base Salary at the time of termination in regular installments for a period equal to one year following the date of such termination (the "Severance Period")

plus the previous year's annual Bonus Payment (the "Severance Payment"). Payment of the Severance Payment shall be made without regard to any subsequent employment you may obtain.

(ii)If you or your eligible spouse and dependents timely elect COBRA Coverage, the Company shall pay the monthly premiums for such coverage during the Severance Period; provided that, if you are entitled to coverage under a subsequent employer's group health insurance plan during the Severance Period, payment of such premiums shall cease.

(iii)All of your stock options which have vested as of the termination date plus any additional options that would have vested by the passage of time during the twelve (12) month period following such date (which additional options shall become immediately and fully vested as of the termination date) shall remain exercisable for the balance of the 10 year term of the options.

Section 7(c) of the Agreement is hereby amended to read in its entirety as follows:

Termination of Your Employment by the Company With Cause or Voluntary Termination by You Without Good Reason

The Company may terminate your employment with Cause or you 'may resign at any time. In such case, you shall be paid all amounts due for services rendered under this Agreement up until the termination date. Notwithstanding anything in the Agreement to the contrary, if you terminate the Agreement, other than for Good Reason, the Company shall pay you your then current Base Salary and your COBRA premiums for a period of one year. Payments can be paid in equal installments over a 12 month period to begin the day of termination. Payment of the Base Salary shall be made without regard to any subsequent employment you may obtain. All vested options as of the termination date shall remain exercisable for the balance of the 10 year term of the options.

Your receipt of any severance payments and or benefits under section 7 or otherwise is contingent upon your providing a release as provided in the Agreement.

6.	Restrictive Covenants.

As a condition of enforcing any restnctrve covenants contained in the Employee Confidentiality, Invention Assignment and Non-Compete Agreement dated as July 6, 2006 you entered into with the Company, your Agreement or any other agreement that contains a non-competition, non-solicitation, non-raiding or similar covenant (collectively, "Restrictive Covenants"), the Company agrees to pay you your Base Salary and your COBRA premiums during any period in which you are bound by any Restrictive Covenant. To avoid double counting, no additional payment is required under this Section 6 if you are being paid your Base Salary under paragraphs 4 or 5 above.

7.	Acceleration of Vesting of Existing Options.

Upon your agreement to this amendment to your Agreement, all unvested options that you hold as of the date hereof shall be deemed fully vested.

8.	Extension of Time for Option Exercise.

Notwithstanding anything in the Agreement, or in any option grant agreement under the Company's 2003 Equity Participation Plan, the Company's 2009 Equity Compensation Plan, or any other plan under which you currently hold, or may receive after the date hereof, options during the Term, each vested option shall remain exercisable following the termination of your employment with the Company for the life of such option (Le. the expiration date in effect for such option on the day immediately prior to the termination of your employment with the Company).

9.	Covenant to Remove Legends.

The Company agrees that it shall not place a legend restricting transfer on certificates representing shares of Common Stock that you own (i) following any sale of such shares pursuant to an effective registration statement under the Securities Act of 1933, as amended (the "Securities Act"), (ii) following any sale of such shares pursuant to Rule 144 under the Securities Act or (iii) if such shares are eligible for sale by you under Rule 144 without volume limitation. If any option for Common Stock held by you is exercised at a time when the underlying shares may be sold under Rule 144 without volume limitation, then such shares shall be issued free of all restrictive legends. In addition, the Company shall instruct its counsel to issue a legal opinion to the Company's transfer agent to effect the removal of any restrictive legend then appearing on any certificate(s) representing shares of Common Stock that you own (i) following any sale of such shares pursuant to an effective registration statement under the Securities Act, (ii) following any sale of such shares pursuant to Rule 144 or (iii) if such shares are eligible for sale by you under Rule 144 without volume limitation. In such event, the Company will, no later than three business days following the delivery to the Company or the Company's transfer agent of the certificate or certificates representing such shares, deliver or cause to be delivered to you a certificate or certificates that are free from all restrictive or other legends. You shall be entitled to receive reimbursement from the Company for any costs and expenses (including attorney's fees) incurred by you in connection with the enforcement of your rights under this paragraph. Notwithstanding the foregoing, for so long as you are an "affiliate" of the Company and for ninety (90) days thereafter, it is understood and agreed that your certificates shall bear the Company's standard "affiliate legend" in accordance with the Company's policies.

10.	Covenant to Furnish Information.

The Company agrees to use its reasonable best efforts once you cease to be employed by the Company and for so long as you own shares of Common Stock the sale of which would require that the current public information provision of Rule 144 be met, to (i) timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (ii) if the Company is not required to file reports pursuant to the Exchange Act, it will prepare and furnish to you and make publicly available in accordance with Rule 144(c) such information as is required for you to sell the Common Stock under Rule 144, and (iii) take such further action as you may reasonably request, to the extent required from time to time to enable you to sell your Common Stock without registration under the Securities Act within the requirements of the exemption provided by Rule 144.

The Company represents that this Amendment including each of its terms has been approved by the Company's Compensation Committee.

Very Truly Yours,

NeoStem, Inc.
By:	/s/ Richard Berman
Name:	Richard Berman
Title:	Chairman of Compensation Committee

Accepted and Agreed:

/s/ Robin Smith
Robin Smith